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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 24, 2004

iPCS, Inc.

(Exact name of registrant as specified in its charter)

Delaware	333-117942; 333-117944	36-4350876
(State or other jurisdiction of incorporation)	(Commission File Numbers)	(IRS Employer Identification No.)
1901 North Roselle Road, Schaumburg, Illinois		60195
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code (847) 885-2833

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.

        On August 24, 2004, we entered into a three year employment agreement with Mr. John Peterman, our Senior Vice President of Sales and Marketing, on substantially the terms set forth below. The term will be automatically renewed for successive one year periods absent 90 days advance notice by either party. Mr. Peterman's employment agreement provides for an initial minimum annual base salary of $195,000. Under the employment agreement, Mr. Peterman is eligible for annual incentive bonuses and is entitled to benefits, such as retirement, health and other fringe benefits which are provided to other executive employees, a monthly car allowance of $750, and reimbursement of business expenses. As of August 24, 2004, we have granted Mr. Peterman a total of 50,000 stock options under our 2004 Long-Term Incentive Plan at an exercise price of $19.00 per share. No compensation expense will be recorded for the option grant as the exercise price was equal to the fair market value of the stock on the grant date.

        Under the employment agreement, Mr. Peterman's employment may be terminated by him or us at any time and for any reason. If his employment is terminated for any reason, he will be entitled to payment of his accrued but unpaid salary, accrued but unpaid vacation pay, accrued but unpaid incentive bonus, unreimbursed business expenses, and other items earned and owed to him. If his employment is terminated as a result of death or disability, he, or his estate in the event of his death, will be paid his salary through the first anniversary of the date his death or termination for disability occurs, he will receive a lump sum payment of his target incentive bonus and his outstanding equity-based awards will fully vest.

        If Mr. Peterman's employment is terminated by us for reasons other than for cause, or if he terminates his employment following a material breach by us of the employment agreement which is not cured within 30 days, or within 60 days after we relocate our business outside of the Chicago metropolitan area, he will be entitled to continuing payments of his salary through the first anniversary of his termination, continuation of health benefits for him and his dependents for the same period, a lump sum payment of his target incentive bonus and one year of additional vesting of his stock options. All severance payments pursuant to the employment agreement terminate in the event Mr. Peterman violates the confidentiality, non-competition or non-solicitation provisions of the employment agreement.

        The employment agreement contains special provisions that apply in the event of a change in control of us. The agreement provides that if, during the one year period following a change in control, Mr. Peterman's employment is terminated by us for reasons other than for cause or if he terminates for good reason, he will be entitled to a lump sum payment equal to one year of his salary, a lump sum payment of his target incentive bonus, which will be set annually by the compensation committee, continuation of his and his dependents' health benefits at the employee rate for a period of twelve months following his termination and immediate vesting of his outstanding equity-based awards. In the event that, in connection with a change in control, any payments or benefits to which Mr. Peterman is entitled to from us constitute excess golden parachute payments under applicable IRS rules, he will receive a payment from us in an amount which is sufficient to pay the parachute excise tax that he will have to pay on those parachute payments. In addition, we will pay him an amount sufficient for him to pay the income tax, related employment taxes, and any additional excise taxes that he will have to pay related to our reimbursement to him of the parachute excise tax.

        If Mr. Peterman's employment terminates for any reason other than discussed above, he is not entitled to any severance benefits under the employment agreement.

        Pursuant to the employment agreement, Mr. Peterman has agreed to keep all of our confidential information secret and he has agreed that, while he is employed by us and for a period of 12 months after his termination of employment, he will not compete with us in the wireless telecommunications services business in any of the basic trading areas in which we have been granted the right to carry on

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the wireless telecommunications business, he will not solicit our customers for a competitive business and he will not solicit our employees.

Item 9.01    Financial Statements and Exhibits.

  (c)
  Exhibits

Exhibit No.
10.1	Employment Agreement by and between iPCS Wireless, Inc. and John J. Peterman, dated as of August 24, 2004

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SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

iPCS, Inc.
Date: September 14, 2004	By:	/s/ STEBBINS B. CHANDOR, JR. Name: Stebbins B. Chandor, Jr. Title: Executive Vice President Operations and Chief Financial Officer

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  Item 1.01 Entry into a Material Definitive Agreement.
  Item 9.01 Financial Statements and Exhibits.
SIGNATURES